Exhibit 99.1

The Joint Corp. Announces the Resignation of Steven P. Colmar from the Board of Directors

SCOTTSDALE, Ariz., March 20, 2017 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today announced the resignation of Steven P. Colmar from the company’s board of directors. Mr. Colmar’s resignation is effective as of March 17, 2017.

Peter D. Holt, The Joint Corp.’s President and Chief Executive Officer stated, “On behalf of the organization, we wish to thank Mr. Colmar for his dedication and service to the company and our board of directors. The nominating and governance committee of the board of directors is currently evaluating director candidates to fill the vacancy, and such candidates will be presented for election at the 2017 annual meeting of stockholders.”

About The Joint Corp. (NASDAQ:JYNT)

Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With 350+ clinics nationwide and more than 3 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, and Tennessee, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements.  Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in The Joint Corp.’s 2016 Annual Report on Form 10-K.  Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.  We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505

Media Contact:
Inna Lazarev
Public Relations Manager
inna.lazarev@thejoint.com